Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of TechPrecision Corporation on Form S-1 of our report dated June 15, 2023, with respect to our audits of the consolidated financial statements of TechPrecision Corporation as of March 31, 2023 and 2022 and for the years ended March 31, 2023 and 2022 appearing in the Annual Report on Form 10-K of TechPrecision Corporation for the year ended March 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Philadelphia, Pennsylvania

May 2, 2024